EXHIBIT 11
                               EARNINGS PER SHARE

Basic and diluted earnings per share were computed as follows:
(In thousands, except per share data)

                                                     Three Months Ended       Six Months Ended
                                                          March 31,               March 31,
                                                     ------------------      ------------------
                                                      2001        2000        2001        2000
                                                     ------     -------      ------      ------
BASIC EARNINGS PER SHARE:
Net income                                           $  227      $  201      $  380      $  350
Weighted average common shares outstanding            2,203       2,196       2,202       2,240
Basic earnings per share                             $ 0.10      $ 0.09      $ 0.17      $ 0.16

DILUTED EARNINGS PER SHARE:
Net income                                           $  227      $  201      $  380      $  350
Weighted average common shares outstanding            2,203       2,196       2,202       2,240
Additional potentially dilutive securities
   (equivalent in common stock)
      Stock options                                       9          --           7          --
                                                     ------      ------      ------      ------
Diluted weighted average common shares outstanding    2,212       2,196       2,209       2,290

Diluted earnings per share                           $ 0.10      $ 0.09      $ 0.17      $ 0.16

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